Exhibit 99.1

[Logo]

News Release

Contact:	Stephen Allison
Gensym Corporation
781-265-7100

Gensym Announces First-Quarter Results

Earnings Conference Call Set for Thursday, May 13, 2004

BURLINGTON, Mass. – May 11, 2004 – Gensym Corp. (OTC Bulletin Board: GNSM), a leading provider of software and services for expert operations management, today announced revenues of $4,057,000 and net income of $117,000, or $0.02 per diluted share, for the quarter ended March 31, 2004. For the corresponding quarter of 2003, Gensym had revenues of $3,458,000 and a net loss of $636,000, or ($0.09) per diluted share.

“We are very pleased to have achieved our third consecutive increase in quarterly revenues and second consecutive quarter of profitability,” said Lowell Hawkinson, Gensym’s chairman, president, and CEO. “Our license revenues are up by more than 60 percent compared with license revenues in the first quarter of 2003, which we see as reflective of general improvement in our business. We strengthened our cash position over the quarter. Given that the first quarter is historically our weakest quarter, I view these results as a good indication of growth momentum.

“I also view the positive first quarter results as encouraging for our two-year strategic roadmap, as developed in late 2003. Key elements in our roadmap include a next generation of G2® and G2-based products, a tightened market focus for our direct sales force, and strengthened partner programs across all of our vertical markets. We are currently testing a pre-release version of our next-generation release of G2, version 8.0, and are receiving excellent feedback from users about its functionality. We are also seeing increased levels of partner activity, both from business generated by existing partners and from recruitment of new partners.

“I am optimistic about the remainder of 2004. Our direct and indirect sales pipelines are trending upward. Our next-generation product release plans remain on target, with the next-generation G2, version 8.0, targeted for the end of June. Our annual user group meeting, being held from October 6 to 8, 2004 in Nice, France, is generating good interest from our worldwide user community, which I believe will contribute to greater deployment of our software among our installed base. We continue to see a strong future for our technology, particularly in its next-generation realization.”

Management will hold a conference call on Thursday, May 13 at 5:00 p.m. EST to discuss its financial results for the quarter. Individuals who wish to participate should call 866-866-1333 (U.S. and Canada) or +1 404-260-1421 (International). A replay of the call will be available through Tuesday, May 18, 2004 at 866-430-1300 (U.S. and Canada) or +1 404-260-1414 (International). When prompted, please enter pin 8145966#; at system prompt, enter ‘4’; when prompted again, enter confirmation number 20040319213200#.

About Gensym Corporation

Gensym Corporation (www.gensym.com) is a provider of software products and services that enable organizations to automate aspects of their operations that have historically required the direct attention of human experts. Gensym’s product and service offerings are all based on or relate to Gensym’s flagship product G2, which can emulate the reasoning of human experts as they assess, diagnose, and respond to unusual operating situations or as they seek to optimize operations. A new generation of Gensym’s G2 and G2-based products, fully compatible with the previous generation, has been in the process of release since late 2003, and is expected to be largely complete by the end of 2004.

With G2, organizations in manufacturing, communications, transportation, aerospace, and government maximize the performance and availability of their operations. For example, Fortune 1000 manufacturers such as Alcan, ExxonMobil, DuPont, El Paso, Eli Lilly, Ford, Hitachi, Lafarge, Procter & Gamble, and Toyota use G2 to help operators detect problems early and to provide advice that avoids off-specification production and unexpected shutdowns. Manufacturers and government agencies use G2 to optimize their supply chain and logistics operations, while communications companies such as AT&T, Ericsson Wireless, and Nokia use G2 to troubleshoot network faults so that network availability and service levels are maximized. Gensym has numerous partners who can help meet the specific needs of customers. Gensym and its partners deliver a range of services, including training, software support, application consulting and complete solutions. Through partners and through its direct sales force, Gensym serves customers worldwide.

Gensym and G2 are registered trademarks of Gensym Corporation

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited the intensely competitive market for expert operations systems, the possibility that stockholders may face an illiquid market for our securities, the effectiveness of our indirect distribution channel and strategic relationships and the ability of our partners to effectively market and deliver their Gensym-based solutions, fluctuations in demand for our products, delays in the release of Gensym’s next generation of G2 and G2- based products, and the other risks which we describe under the caption “Factors That May Affect Future Results” in our Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission. Although Gensym believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Gensym Corporation disclaims any intent or obligation to update any forward- looking statement.

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GENSYM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

(Unaudited)

	March 31, 2004	December 31, 2003
ASSETS

Current Assets:
Cash and cash equivalents	$2,033	$1,818
Accounts receivable, net	3,776	4,015
Other current assets	896	872

Total current assets	6,705	6,705

Property and equipment, net	774	908
Deposits and other assets	569	673

Total assets	$8,048	$8,286

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Other current liabilities	$2,278	$2,452
Deferred revenue	4,771	4,991

Total current liabilities	7,049	7,443

Long term deferred revenue	140	150
Other long term liabilities	32	41

Total stockholders’ equity	827	652

Total liabilities and stockholder’s equity	$8,048	$8,286

GENSYM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data

(Unaudited)

	Three Months Ended March 31,
	2004	2003
REVENUES:
Product	$1,740	$1,044
Services	2,317	2,414

Total revenues	4,057	3,458

COST OF REVENUES:
Product	141	227
Services	814	707

Total cost of revenues	955	934

Gross profit	3,102	2,524

OPERATING EXPENSES:
Sales and marketing	1,070	1,529
Research and development	857	862
General and administrative	980	715

	2,907	3,106

Operating income (loss)	195	(582)

OTHER INCOME (EXPENSE), NET	(53)	23

Income (loss) before provision for income taxes	142	(559)

PROVISION FOR INCOME TAXES	25	77

Net income (loss)	$117	$(636)

Basic earnings (loss) per share	$0.02	$(0.09)
Diluted earnings (loss) per share	$0.02	$(0.09)
Weighted average common shares outstanding, basic	7,122	6,860
Weighted average common shares outstanding, diluted	7,674	6,860